                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): April 27, 1998



                             BLUE WAVE SYSTEMS INC.
             (Exact name of registrant as specified in its charter)



        Delaware                    000-26858                    41-1425902
(State of Incorporation)     (Commission File Number)       (IRS employer
                                                            identification no.)


                                 2410 Luna Road
                             Carrollton, Texas 75006
                    (Address of principal executive offices)


Registrant's telephone number, including area code    972-277-4600



                                                        Exhibit index on page 31

Item 2.  Acquisition or Disposition of Assets.

        On April 27, 1998, the registrant, Blue Wave Systems Inc. (f/k/a Mizar, Inc.), a Delaware corporation (the "Company"), completed an acquisition (the "Acquisition") pursuant to which Loughborough Sound Images Limited, a company registered in England and Wales ("LSI"), was acquired by the Company. In the Acquisition, holders of LSI's ordinary shares and warrants and options exercisable for ordinary shares of LSI received (or will receive upon conversion or exercise of certain securities) a total of approximately 8,441,000 shares of common stock, $.01 par value, of the Company (the "Common Stock"), which represents approximately 60% of the outstanding shares of Common Stock, on a fully diluted basis. The consideration for the purchase of the outstanding capital of LSI was determined as a result of arms' length negotiation between the Company and LSI, as more fully described in the Company's proxy statement dated April 3, 1998. The Company's acquisition of LSI is being accounted for as a pooling of interests.

        LSI designs, manufactures and markets a broad range of digital signal processing products targeted at the embedded computing market. These products are used by a wide variety of commercial and industrial customers in application markets that include telecommunications, test and measurement, industrial inspection and medical imaging. LSI has offices in the United Kingdom (Loughborough, England), France (Paris), Germany (Munich) and in the United States (Lexington, Massachusetts).

        None of the former LSI shareholders were affiliated with the Company as of the time of the merger, although LSI was granted the right to designate three nominees for director to the Board of Directors of the Company at the annual meeting of the Company's stockholders held on April 27, 1998.

        Because the consideration for the ordinary shares and related options tendered to the Company in the Acquisition consisted entirely of shares of Common Stock and options of the Company exercisable for shares of Common Stock ("New Options"), the Company did not have any material funding requirements in order to effect the Acquisition, except for the approximately $4 million paid to redeem the outstanding preference shares of LSI at the closing of the Acquisition.

Item 5.  Other Events.

        In connection with the Acquisition, the Company amended its Certificate of Incorporation to change its corporate name to "Blue Wave Systems Inc." The combined operations of the Company and LSI will both operate under this new name. In accordance with the share purchase agreement relating to the Acquisition, Sam Smith resigned as interim Chief Executive Officer of the Company and Simon Yates, the Managing Director of LSI, was elected as the Company's President and Chief Executive Officer on April 27, 1998.

Item 7.  Financial Statements and Exhibits.

(a)  Financial statements of businesses acquired.

        (i) Consolidated financial statements of LSI as of September 30, 1996 and 1997, and for each of the three years in the period ended September 30, 1997, accompanied by the report of Price Waterhouse LLP thereon; and

        (ii) Unaudited consolidated financial statements of LSI as of December 31, 1997, and for the three months ended December 31, 1997.

(b) Pro forma financial information. Unaudited pro forma combined financial statements of the Company and LSI as of December 31, 1997, and for each of the three years in the period ended June 30, 1997 (as to the Company) and September 30, 1997 (as to LSI), and for the six month periods ending December 31, 1996 and 1997.

(c)  Exhibits.

2.1 Share Purchase Agreement (the "Purchase Agreement") dated as of November 17, 1997, between Mizar, Inc. and Loughborough Sound Images PLC.

2.2 Letter Agreement dated March 24, 1998 between Mizar, Inc. and Loughborough Sound Images Limited (f/k/a Loughborough Sound Images PLC), amending the Purchase Agreement.

Item 9.  Sales of Equity Securities Pursuant to Regulation S.

        In connection with the acquisition of the outstanding securities of LSI on April 27, 1998, the Company issued 7,876,964 shares of Common Stock and New Options exercisable for 564,001 shares of Common Stock to all of the former holders of ordinary shares and securities exercisable for such shares. The foregoing issuances were based upon the exchange ratio (the "Exchange Ratio") of
94.632 shares of Common Stock for each ordinary share of LSI transferred to the Company (including shares issuable under options). In consideration for the issuance of the approximately 8,441,000 shares of Common Stock (including shares issuable under New Options), the Company received 100% of the outstanding ordinary shares (including shares issuable under LSI's warrants, which were converted immediately prior to the Acquisition) and options of LSI.

        The Company issued the shares of Common Stock and New Options under the exemption provided by Regulation S of the Securities Act of 1933, as amended ("Regulation S"). In relying on the foregoing exemption, the Company considered, among other matters, representations from the former shareholders of LSI that such shareholders were not residents of the United States nor were they otherwise a "United States person," as defined under applicable provisions of Regulation

S. The Company also imposed the relevant offering restrictions required by the provisions of Regulation S and received the agreement of the persons receiving Common Stock and New Options of the Company to refrain from transferring such shares or options other than as permitted by Regulation S.

        The New Options that were issued by the Company to former holders of LSI's options were issued in exchange for the LSI options that remained outstanding on the date of closing of the Acquisition. The New Options have substantially the same terms as the former LSI options, except that (i) the holder of each New Option, upon its exercise in accordance with its terms, will be entitled to receive that whole number of shares of Common Stock (rounded to the nearest whole share) into which the number of ordinary shares of LSI subject to such holder's LSI option would be exchanged for based upon the Exchange Ratio and (ii) the exercise price per share of Common Stock under the New Options shall be equal to the exercise price per share of the LSI ordinary shares applicable to such LSI option immediately prior to the Acquisition, divided by the Exchange Ratio, and converted into U.S. dollars. The New Options may be exercised in full or in part at any time until January 31, 2003.

        There were no net proceeds to the Company resulting from the issuance of the Common Stock and the New Options.

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   BLUE WAVE SYSTEMS INC.



Date: May 11, 1998                 By: /s/ SIMON YATES
                                      --------------------------------
                                          Simon Yates,
                                          President and Chief Executive Officer

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Loughborough Sound Images Limited

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Loughborough Sound Images Limited and its subsidiaries at September 30, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ Price Waterhouse

PRICE WATERHOUSE
Leicester, England
December 9, 1997

                         INDEX TO FINANCIAL STATEMENTS
                                                                          Page
                                                                          ----
Report of Independent Accountants........................................   7
Consolidated Balance Sheets of LSI as of September 30, 1996 and 1997
 and December 31, 1997 (unaudited).......................................   8
Consolidated Statements of Operations of LSI For the Years Ended
 September 30, 1995, 1996, and 1997 and the Three Months Ended
 December 31, 1996 and 1997 (unaudited)..................................   9
Consolidated Statements of Changes in Shareholder's Equity (Deficit
 of LSI For the Years Ended September 30, 1995, 1996 and 1997 and the
 Three Months Ended December 31, 1997 (unaudited)........................  10
Consolidated Statements of Cash Flows of LSI For the Years Ended
 September 30, 1995, 1996 and 1997 and the Three Months Ended December
 31, 1996 and 1997 (unaudited)...........................................  11
Notes to Consolidated Financial Statements...............................  12
Unaudited Pro Forma Financial Information................................  22

                       LOUGHBOROUGH SOUND IMAGES LIMITED

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                  SEPTEMBER 30,
                                                 ----------------  DECEMBER 31,
                                                  1996     1997        1997
                                                 -------  -------  ------------
                                                                   (UNAUDITED)
                     ASSETS
Current Assets:
  Cash.......................................... $   195  $   140    $   --
  Restricted cash...............................     --       810        825
  Accounts receivable, net of allowance for
   doubtful accounts of $214, $183 and $183,
   respectively.................................   4,453    6,026      4,130
  Inventories, net..............................   2,892    2,762      2,848
  Prepaid expenses and other....................     803    1,493      1,670
                                                 -------  -------    -------
    Total current assets........................   8,343   11,231      9,473
                                                 -------  -------    -------
Plant and equipment:
  Buildings and equipment.......................   3,283    4,088      4,289
  Furniture and fixtures........................   2,845    2,929      2,949
                                                 -------  -------    -------
                                                   6,128    7,017      7,238
  Less--accumulated depreciation................  (2,573)  (3,389)    (3,617)
                                                 -------  -------    -------
  Plant and equipment, net......................   3,555    3,628      3,621
                                                 -------  -------    -------
    Total assets................................ $11,898  $14,859    $13,094
                                                 =======  =======    =======
 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.............................. $ 2,269  $ 3,590    $ 2,946
  Other current liabilities.....................   2,029    2,658      1,543
  Line of credit................................   2,341      --         417
  Current maturities of debt and capital lease
   obligations..................................   1,298      282        153
                                                 -------  -------    -------
    Total current liabilities...................   7,937    6,530      5,059
                                                 -------  -------    -------
Deferred income taxes...........................     743      632        617
Long-term debt and capital lease obligations,
 net of current maturities......................     280      810        825
                                                 -------  -------    -------
    Total liabilities...........................   8,960    7,972      6,501
                                                 -------  -------    -------
Commitments and contingencies (Note 12)
Mandatorily redeemable preference shares........     --     8,173      8,450
Shareholders' equity (deficit):
  Ordinary shares, (Pounds)1 par; 80,000 shares
   authorized, 62,500, 56,497 and 62,748 shares
   issued and outstanding, respectively.........      99       90        100
  B ordinary shares, (Pounds)1 par; 25,000
   shares authorized, 1 share issued and
   outstanding in 1997..........................     --       --         --
  Additional paid-in capital....................     --       787      1,005
  Retained earnings (accumulated deficit).......   2,713   (1,554)    (2,521)
  Unearned ESOP shares..........................     --      (810)      (810)
  Cumulative translation adjustment.............     126      201        369
                                                 -------  -------    -------
    Total shareholders' equity (deficit)........   2,938   (1,286)    (1,857)
                                                 -------  -------    -------
    Total liabilities and shareholders' equity
     (deficit).................................. $11,898  $14,859    $13,094
                                                 =======  =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                           THREE MONTHS
                           YEAR ENDED SEPTEMBER 30,     ENDED DECEMBER 31,
                          ----------------------------  ------------------
                            1995      1996      1997     1996        1997
                          --------  --------  --------  ------     -------
                                                            (UNAUDITED)
Net sales...............  $ 18,025  $ 21,142  $ 22,881  $5,353     $ 4,843
Cost of sales...........     7,780     9,098     9,366   2,196       2,018
                          --------  --------  --------  ------     -------
    Gross margin........    10,245    12,044    13,515   3,157       2,825
Operating expenses:
  Sales and marketing...     2,376     2,655     3,960     680       1,412
  Product development
   and engineering......     3,837     3,328     3,791   1,055       1,037
  General and
   administrative.......     2,358     3,313     5,174     977       1,117
  Loss on assets held
   for sale.............       204       --        --      --          --
                          --------  --------  --------  ------     -------
    Total operating
     expenses...........     8,775     9,296    12,925   2,712       3,566
                          --------  --------  --------  ------     -------
Operating income
 (loss).................     1,470     2,748       590     445        (741)
Other income (expense):
  Interest expense......      (238)     (339)     (205)    (85)        (43)
  Interest income.......         5         6        16     --           10
  Other, net............       544        73        77      20          51
                          --------  --------  --------  ------     -------
    Total other income
     (expense)..........       311      (260)     (112)    (65)         18
                          --------  --------  --------  ------     -------
Income (loss) from
 continuing operations
 before income taxes....     1,781     2,488       478     380        (723)
Provision (benefit) for
 income taxes...........       768       798       365     290        (224)
                          --------  --------  --------  ------     -------
Income (loss) from
 continuing operations..     1,013     1,690       113      90        (499)
Loss from discontinued
 operations, net of tax
 benefit of $581, $661,
 $560 and $191,
 respectively...........    (1,179)   (1,341)   (1,248)   (426)        --
                          --------  --------  --------  ------     -------
Net income (loss).......  $   (166) $    349  $ (1,135) $ (336)    $  (499)
                          ========  ========  ========  ======     =======
Net income (loss).......  $   (166) $    349  $ (1,135) $ (336)    $  (499)
Preference share
 dividends, accretion
 and amortization of
 issuance costs of
 preference shares......       --        --       (874)    --         (468)
                          --------  --------  --------  ------     -------
Net income (loss)
 available to ordinary
 shareholders...........  $   (166) $    349  $ (2,009) $ (336)    $  (967)
                          ========  ========  ========  ======     =======
Net income (loss) per
 share (basic and
 diluted):
  Continuing
   operations...........  $  16.21  $  27.04  $ (12.79) $ 1.44     $(16.22)
  Discontinued
   operations...........    (18.86)   (21.46)   (20.98)  (6.82)        --
                          --------  --------  --------  ------     -------
                          $  (2.65) $   5.58  $ (33.77) $(5.38)    $(16.22)
                          ========  ========  ========  ======     =======
Weighted average shares
 outstanding............    62,500    62,500    59,499  62,500      59,622
                          ========  ========  ========  ======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                          ORDINARY SHARES AND                 RETAINED
                           B ORDINARY SHARE      ADDITIONAL   EARNINGS   UNEARNED CUMULATIVE
                          ---------------------   PAID-IN   (ACCUMULATED   ESOP   TRANSLATION
                           NUMBER      AMOUNT     CAPITAL     DEFICIT)    SHARES  ADJUSTMENT   TOTAL
                          ----------  ---------  ---------- ------------ -------- ----------- -------
Balance at September 30,
 1994...................      62,500   $     99    $  --      $ 2,530     $ --       $134     $ 2,763
  Net loss..............         --         --        --         (166)      --        --         (166)
  Foreign currency
   translation..........         --         --        --          --        --         20          20
                          ----------   --------    ------     -------     -----      ----     -------
Balance at September 30,
 1995...................      62,500         99       --        2,364       --        154       2,617
  Net income............         --         --        --          349       --        --          349
  Foreign currency
   translation..........         --         --        --          --        --        (28)        (28)
                          ----------   --------    ------     -------     -----      ----     -------
Balance at September 30,
 1996...................      62,500         99       --        2,713       --        126       2,938
  Net loss..............         --         --        --       (1,135)      --        --       (1,135)
  Issuance of shares....         602          1       204         --        --        --          205
  Issuance of warrants..         --         --        583         --        --        --          583
  Dividends, accretion
   and amortization of
   issuance costs.......         --         --        --         (874)      --        --         (874)
  Purchase and
   cancellation of
   treasury shares......      (6,604)       (10)      --       (2,258)      --        --       (2,268)
  Purchase of shares for
   ESOP.................         --         --        --          --       (810)      --         (810)
  Foreign currency
   translation..........         --         --        --          --        --         75          75
                          ----------   --------    ------     -------     -----      ----     -------
Balance at September 30,
 1997...................      56,498         90       787      (1,554)     (810)      201      (1,286)
  Net loss..............         --         --        --         (499)      --        --         (499)
  Exercise of stock
   options..............       6,250         10       218         --        --        --          228
  Dividends, accretion
   and amortization of
   issuance costs.......         --         --        --         (468)      --        --         (468)
  Foreign currency
   translation..........         --         --        --          --        --        168         168
                          ----------   --------    ------     -------     -----      ----     -------
Balance at December 31,
 1997 (Unaudited).......      62,748   $    100    $1,005     $(2,521)    $(810)     $369     $(1,857)
                          ==========   ========    ======     =======     =====      ====     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             THREE MONTHS
                              YEAR ENDED SEPTEMBER 30,    ENDED DECEMBER 31,
                              --------------------------  --------------------
                                1995     1996     1997      1996       1997
                              --------  ----------------  ---------  ---------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)........... $   (166) $  349  $ (1,135) $    (336) $    (499)
  Adjustments to reconcile
   net income (loss) to net
   cash provided by (used in)
   operating activities:
    Depreciation.............      398     739       821        456        230
    Loss on assets held for
     sale....................      204     --        --         --         --
    Deferred tax provision
     (benefit)...............      762    (194)     (182)        10        (15)
  Changes in assets and
   liabilities:
    Accounts receivable,
     net.....................     (438)   (981)   (1,572)       328      1,895
    Inventories, net.........      610    (258)      131       (280)       (86)
    Prepaid expenses and
     other...................   (1,278)    852      (690)      (231)      (177)
    Accounts payable and
     accrued liabilities.....      500    (574)    2,020      2,570     (1,533)
                              --------  ------  --------  ---------  ---------
      Net cash provided by
       (used in) operating
       activities............      592     (67)     (607)     2,517       (185)
                              --------  ------  --------  ---------  ---------
Cash flows from investing
 activities:
  Purchases of plant and
   equipment.................     (762)   (517)     (860)      (690)      (222)
  Proceeds from dispositions
   of plant and equipment and
   assets held for sale......      --      529        98        --         --
                              --------  ------  --------  ---------  ---------
    Net cash provided by
     (used in) investing
     activities..............     (762)     12      (762)      (690)      (222)
                              --------  ------  --------  ---------  ---------
Cash flows from financing
 activities:
  Proceeds from sales of
   preference shares.........      --      --      8,914        --         --
  Proceeds from exercise of
   stock options.............      --      --        --         --         228
  Payment of preference
   shares issuance costs.....      --      --       (827)       --         --
  Purchase or ESOP shares....      --      --       (810)       --         --
  Purchase of treasury
   shares....................      --      --     (2,268)       --         --
  Proceeds from debt.........      579     500       810        --         --
  Restricted cash in escrow..      --      --       (810)       --         --
  Payments on debt...........     (250)   (523)   (3,783)    (2,306)      (112)
                              --------  ------  --------  ---------  ---------
    Net cash provided by
     (used in) financing
     activities..............      329     (23)    1,226     (2,306)       116
                              --------  ------  --------  ---------  ---------
Effect of translation
 exchange rates on cash......       15     (32)       88        284        151
                              --------  ------  --------  ---------  ---------
Net increase (decrease) in
 cash........................      174    (110)      (55)      (195)      (140)
Cash at beginning of year....      131     305       195        195        140
                              --------  ------  --------  ---------  ---------
Cash at end of year.......... $    305  $  195  $    140  $     --   $     --
                              ========  ======  ========  =========  =========
Supplemental disclosures of
 cash flow information:
  Cash paid for interest..... $    225  $  339  $    205  $      85  $      43
  Cash paid for income
   taxes.....................       14     381       977        --         --
  Assets acquired under
   capital leases............    1,368     257       --         --         --

  The accompanying notes are an integral part of these consolidated financial statements.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

  Loughborough Sound Images Limited ("LSI") was incorporated in England in 1983 and is registered as a limited liability company under the Companies Act of 1985 (registration number 1751065). In November 1997, LSI re-registered as a private limited company and changed its name from Loughborough Sound Images plc to Loughborough Sound Images Limited. LSI and its wholly-owned subsidiaries are collectively referred to herein as the "Company". The Company is a leading supplier of digital signal processing ("DSP") technology and products used in a range of industries, including automotive electronics, medical electronics, defense and communications intelligence. The Company's products are generally comprised of a DSP board and related software which are included in the products of OEM customers. During 1997, the Company discontinued its Video Multimedia business activities, the details of which are discussed in Note 14.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies are as follows:

  Accounting convention--The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

  Foreign currency translation--The financial statements have been translated into U.S. dollars ("$") from United Kingdom pound sterling ("((Pounds))") using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each period for net sales, costs, expenses and other income and expenses. Translation adjustments have been recorded as a separate component of shareholders' equity.

  Principles of consolidation--The accompanying consolidated financial statements include the accounts of LSI and its wholly-owned subsidiaries after elimination of intercompany transactions and balances.

  Interim Financial Data--The interim financial data as of December 31, 1997 and for the three months ended December 31, 1996 and 1997 is unaudited; however, in the opinion of management of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented.

  Restricted cash--In connection with the establishment of an employee stock ownership plan ("ESOP"), the Company has guaranteed the debt of the ESOP. The guarantee required the Company to place cash in escrow in an amount equal to the debt. Such cash has been reflected as restricted cash in the accompanying consolidated financial statements. See Notes 6 and 12.

  Inventories--Inventories are stated at the lower of cost (including direct materials, labor and applied overhead) or market value using the first-in, first-out method. The Company periodically reviews inventory items on hand to determine that items are realizable and are included in current or future products. The Company provides allowances, if necessary, to reduce inventory to its realizable value.

  Property, plant and equipment--Property, plant and equipment, including assets under capital lease, are carried at acquisition cost. Depreciation and amortization are computed on the straight-line basis over the estimated remaining useful lives of the assets (ranging from 5 to 25 years). Repair and maintenance expenditures are charged to operations as incurred, and expenditures for major renewals and betterments are capitalized. When units of property are disposed, the cost and related accumulated depreciation are removed from the accounts, and the resulting gains or losses are included in operations.

  The Company applies Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" to determine whether the carrying amount of long-lived assets may not be recoverable. The Company has determined that no impairment loss need be recognized for the period presented.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  Income taxes--The Company uses the liability method of accounting for income taxes. Deferred taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities.

  Revenue recognition--Sales, net of value added taxes, and related cost of sales are recognized as products are shipped to customers.

  Research and development--Product development and engineering primarily include research and development costs which are charged to expense as incurred.

  Net income (loss) per share--Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). This statement established a new methodology for calculating earnings per share ("EPS"). All periods presented in the accompanying consolidated financial statements have been restated to conform with the requirements of FAS 128. See Note 9.

  Use of estimates--Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions about reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Management must also make estimates and judgments about future results of operations related to specific elements of the business in assessing recoverability of assets and recorded values of liabilities. Actual results could differ from those estimates.

  Fair value of financial instruments--Management believes the recorded values of financial instruments approximate their current fair values as such items are current in nature and/or generally bear variable interest rates which adjust yield to derive current market value.

  Stock-based compensation--Effective October 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("FAS 123"). This statement requires the fair value of stock options and other stock-based compensation issued to employees to either be included as compensation in the statement of operations, or the pro forma effect on net income of such compensation expense to be disclosed in the notes to the Company's consolidated statements. The Company has adopted FAS 123 on a disclosure basis only and has opted to continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). As such, implementation of FAS 123 did not impact the Company's financial position or results of operations.

3. INVENTORIES

  Inventories consist of the following (in thousands):

                                                      SEPTEMBER 30,
                                                      ------------- DECEMBER 31,
                                                       1996   1997      1997
                                                      ------ ------ ------------
                                                                    (UNAUDITED)
   Raw materials..................................... $  880 $1,099    $1,088
   Work-in progress..................................    638    977     1,075
   Finished goods....................................  1,374    686       685
                                                      ------ ------    ------
                                                      $2,892 $2,762    $2,848
                                                      ====== ======    ======

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  At September 30, 1996 and 1997 and December 31, 1997, the Company had recorded allowances for estimated excess and obsolete inventory of $255,000, $681,000 and $654,000 (unaudited), respectively, which amounts are reflected within the components of inventory. For the years ended September 30, 1995, 1996 and 1997 and the three months ended December 31, 1996 and 1997, the Company reflected charges in its consolidated statements of operations of $342,000, $148,000, $493,000, $ -- (unaudited) and $172,000 (unaudited), respectively, for estimated excess and obsolete inventory.

4. PREPAID EXPENSES AND OTHER ASSETS

  Prepaid expenses and other assets consist of the following (in thousands):

                                                                   SEPTEMBER 30,
                                                                   -------------
                                                                   1996   1997
                                                                   -------------
   VAT taxes receivable........................................... $  37 $   301
   Prepaid expenses...............................................   203     498
   Other current assets...........................................   563     694
                                                                   ----- -------
                                                                   $ 803 $ 1,493
                                                                   ===== =======

  At September 30, 1996, other current assets includes $431,000 related to prepaid legal and professional fees associated with the financing completed by the Company in April 1997 discussed in Note 7. At September 30, 1997, other current assets includes a receivable for income taxes of $471,000.

5. OTHER CURRENT LIABILITIES

  Other current liabilities consist of the following (in thousands):

                                                                  SEPTEMBER 30,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Accrued expenses.............................................. $1,182 $1,250
   Income taxes payable..........................................    350     47
   Distributor settlement payable................................    --     668
   Taxes payable, other than income..............................    306    407
   Other current liabilities.....................................    191    286
                                                                  ------ ------
                                                                  $2,029 $2,658
                                                                  ====== ======

  The distributor settlement payable relates to an amount due following an agreement on a non-exclusivity arrangement.

6. DEBT

 Line of Credit

  The Company makes short-term borrowings under a short-term credit facility made available by a commercial bank. At September 30, 1997, the Company had no amounts outstanding, but had approximately $3,242,000 in aggregate availability under such credit facility. The credit facility bears interest at the bank's reference rate, plus 1.75% (8.75% at September 30, 1997).

                       LOUGHBOROUGH SOUND IMAGES LIMITED

 Long-term Debt

  Long-term debt (including capital lease obligations) consists of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1996    1997
                                                                 -------  -----
   Note payable to a commercial bank, interest at the bank's
    base rate, plus 1.5% (7.25% at September 30, 1997); payable
    in 2002; secured by escrow of $810,000 cash................  $   --   $ 810
   Note payable to a commercial bank, interest at the bank's
    base rate, plus 3.75%, (9.5% at September 30, 1996);
    payable monthly; secured by all assets of the Company; due
    in 1997....................................................      747    --
   Capital lease obligations, secured by related equipment.....      831    282
                                                                 -------  -----
                                                                   1,578  1,092
   Less--current maturities....................................   (1,298)  (282)
                                                                 -------  -----
                                                                 $   280  $ 810
                                                                 =======  =====

  The debt agreements related to the above contain warranties and covenants and require maintenance of certain financial ratios. Default on any warranty or covenant could, if not waived or corrected, accelerate the maturity of any borrowings outstanding.

7. CAPITAL STOCK

 General

  Effective April 10, 1997, the Company restated its Articles of Association resulting in an authorized share structure as follows: (a) 7,500,000 preference shares with a par value of (Pounds) 0.75 per share; (b) 80,000 ordinary shares with a par value of (Pounds) 1 per share; and (c) 25,000 "B" ordinary shares with a par value of (Pounds) 1 per share.

  The preference shares and accrued dividends thereon rank first in liquidation priority over all other equity shares and accrue first preference cumulative dividends of 6% per annum beginning on April 1, 1998, such dividends being payable in cash biannually on March 31 and September 30. The preference shares also accrue a second preference cumulative dividend of 8% per annum until March 31, 1998, and 2% per annum thereafter, such dividends being payable in cash (or in at the election of the preference shareholders, one additional preference share for each (Pounds) 1 in dividends due) on March 31 and September 30. The preference shares are, to the extent possible, mandatorily redeemable on the earlier of (a) the sale of the Company, (b) the sale of businesses or assets comprising more than 50% of the net assets, sales or profits of the Company, (c) a public offering of the Company's shares, or
(d) as follows:

                                                            PROPORTION OF THEN
                                                          OUTSTANDING PREFERENCE
   REDEMPTION DATE                                        SHARES TO BE REDEEMED
   ---------------                                        ----------------------
   March 31, 2002........................................      One-quarter
   March 31, 2003........................................        One-third
   March 31, 2004........................................         One-half
   March 31, 2005........................................          Balance

  The Company may, at its option, redeem a portion (in 100,000 share increments) or all preference shares at any time for (Pounds) 1 per share plus accrued and unpaid dividends.

  "B" ordinary shares carry the same rights and privileges of ordinary shares. In addition, the consent or sanction of the holders of "B" ordinary shares is required before the Company or any of its subsidiaries can take

                       LOUGHBOROUGH SOUND IMAGES LIMITED
certain actions, including but not limited to (a) the authorization or issuance of additional shares or rights to acquire additional shares, (b) reacquire shares or make distributions to shareholders other than in accordance with the terms of shares issued, (c) reduce any uncalled liability,
(d) sell, lease or otherwise dispose of the whole or substantially all of its business undertakings or assets, or (e) acquire another company.

 Preference Shares

  On April 10, 1997, the Company entered into an agreement with Boston Holdings Limited ("BHL"), a subsidiary of BancBoston Capital Limited, to sell to BHL at a subscription price of (Pounds)5,500,001 ($8,914,000), 5,500,000 preference shares, one "B" ordinary share, and warrants to acquire an additional 20,115 "B" ordinary shares. The warrants are exercisable in whole or in part through March 31, 2012 at a price determined by a formula but will be between (Pounds)165 to (Pounds)212 per share. If a controlling interest in the Company has not been sold privately or through a public offering by March 31, 2000, the exercise price of the warrants will be reduced by 5% to 10% per year. Under the terms of the Company's Articles of Association, any proceeds resulting from the exercises of the warrants must be used to redeem the preference shares.

  The Company valued the warrants at (Pounds)360,000 ($583,000) and reflected such amount of the proceeds noted above as an increase to additional paid-in capital. In addition, the Company incurred $1,032,000 in costs ($827,000 cash and the issuance of 601 ordinary shares valued at $205,000) to issue the preference shares. Such amount has been reflected as a reduction of the preference shares. Both the value of the warrants and the issuance costs are being amortized to retained earnings over the estimated life of the warrants and preference shares. The preference shares, net of the unamortized value of the warrants and the issuance costs, has been reflected in the accompanying consolidated financial statements as mandatorily redeemable preference shares.

 Share Options

  The Company granted options to directors and employees in 1993 to acquire ordinary shares at an exercise price of (Pounds)22 per share which was determined by the board of directors to be the per share fair value of the Company's ordinary shares. Such options expire ten years after the date of grant and are exercisable at any time after the third anniversary of the date of grant. The Company also granted options in 1996 and 1997 to acquire ordinary shares at an exercise price of (Pounds)22 per share which was determined by the board of directors to be the per share fair value of the Company's ordinary shares. These options are exercisable upon the (1) sale of the Company, (2) sale of a majority ownership of the Company or (3) an initial public offering of the Company's ordinary shares.

  The Company applies APB 25 to account for its share options. Accordingly, no compensation cost has been recognized for grants of share options. Had compensation cost for the share option grants been determined based on their fair value, net income and net income available to ordinary shareholders for the year ended September 30, 1996, would have been $328,000, and net income per share would have been $5.26. There were no grants of share options in 1995, and the grants in 1997 were not significant. The fair value of option grants in 1996 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:--% dividend yield,--% expected volatility, 5.72% risk-free interest rate, and an expected life of three years.

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  A summary of the status of the Company's share options is presented below:

                                                SEPTEMBER 30,
                         -------------------------------------------------------------
                                1995                1996                 1997
                         ------------------- -------------------  --------------------
                                 WEIGHTED-           WEIGHTED-             WEIGHTED-
                                  AVERAGE             AVERAGE               AVERAGE
                                  EXERCISE            EXERCISE              EXERCISE
                         SHARES    PRICE     SHARES    PRICE      SHARES     PRICE
                         ------ ------------ ------ ------------  ------  ------------
Outstanding, beginning
 of year................ 6,250  (Pounds)  22  6,250 (Pounds)  22  12,628  (Pounds)  22
  Granted...............   --            --   6,378           22     990            22
  Cancelled.............   --            --     --                (1,033)           22
                         -----               ------               ------
Outstanding, end of
 year................... 6,250            22 12,628           22  12,585            22
                         =====               ======               ======
Options exercisable..... 6,250                6,250                6,250
                         =====               ======               ======
Weighted-average fair
 value of options
 granted during the
 year...................        (Pounds) --         (Pounds)3.47          (Pounds) --
                                                          ($5.30)

  Of the 12,585 options outstanding at September 30, 1997, the weighted-average remaining contractual life is 5.08 years and the weighted-average exercise price is (Pounds)22. Of the 6,250 options exercisable at September 30, 1997, the weighted-average exercise price is (Pounds)22.

8. INCOME TAXES

  The provision (benefit) for income taxes consists of the following (in thousands):

                                                   YEAR ENDED SEPTEMBER 30,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
   Continuing operations:
     Current..................................... $      6  $    992  $    547
     Deferred....................................      762      (194)     (182)
                                                  --------  --------  --------
                                                       768       798       365
   Discontinued operations--current..............     (581)     (661)     (560)
                                                  --------  --------  --------
                                                  $    187  $    137  $   (195)
                                                  ========  ========  ========

  The Company's effective tax rates for continuing operations differs from the statutory rate as follows (in thousands):

                                                    YEAR ENDED SEPTEMBER 30,
                                                   ---------------------------
                                                     1995     1996      1997
                                                   -------- --------  --------
   Provision at statutory rate.................... $    588 $    821  $    148
   Add (deduct) effect of--
     Meals and entertainment......................       14       14        18
     Capital allowance on ineligible property.....       68       18       (57)
     Unrecognized losses..........................      --       --        332
     Withholding taxes............................       74      --        --
     Other........................................       24      (55)      (76)
                                                   -------- --------  --------
                                                   $    768 $    798  $    365
                                                   ======== ========  ========

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's net deferred tax assets and liabilities were comprised of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Deferred tax assets:
     Pension accrual............................................ $   33  $   47
     Warranty accrual...........................................     28      27
     Other......................................................    --       26
   Deferred tax liabilities:
     Deferred gain..............................................    (60)    (58)
     Depreciation...............................................   (743)   (632)
                                                                 ------  ------
                                                                 $ (742) $ (590)
                                                                 ======  ======

9. EARNINGS PER SHARE

  Earnings per share have been calculated in accordance with the provisions of FAS 128. All prior years' earnings per share data have been restated to reflect the provisions of FAS 128. The implementation of this standard has resulted in the presentation of a basic EPS calculation in the consolidated financial statements as well as a diluted EPS calculation. Basic EPS is computed by dividing net income (loss) available to ordinary shareholders by the weighted average number of ordinary shares outstanding during each period. Diluted EPS is computed by dividing net income (loss) available to ordinary shareholders by the weighted average number of ordinary and ordinary share equivalents outstanding (if dilutive), using the treasury stock method, during each period. Ordinary share equivalents include share options and warrants. Following is a reconciliation of the basic and diluted per share computations (dollars in thousands, except per share amounts):

                                                                 THREE MONTHS
                                              YEAR ENDED            ENDED
                                             SEPTEMBER 30,       DECEMBER 31,
                                         ---------------------  --------------
                                          1995   1996   1997     1996   1997
                                         ------ ------ -------  ------ -------
                                                                 (UNAUDITED)
   Income (loss) from continuing
    operations.......................... $1,013 $1,690 $   113  $   90 $  (499)
   Less: Preference share dividends,
    accretion and amortization of
    issuance costs of preference
    shares..............................    --     --     (874)    --     (468)
                                         ------ ------ -------  ------ -------
   Income (loss) available to ordinary
    shareholders (basic)................  1,013  1,690    (761)     90    (967)
   Effect of dilutive securities........    --     --      --      --      --
                                         ------ ------ -------  ------ -------
   Income (loss) available to ordinary
    shareholders (diluted).............. $1,013 $1,690 $  (761) $   90 $  (967)
                                         ====== ====== =======  ====== =======
   Weighted average ordinary shares
    outstanding (basic)................. 62,500 62,500  59,499  62,500  59,622
   Share options........................    --     --      --      --      --
   Warrants.............................    --     --      --      --      --
                                         ------ ------ -------  ------ -------
   Weighted average ordinary and
    ordinary share equivalents
    outstanding (dilutive).............. 62,500 62,500  59,499  62,500  59,622
                                         ====== ====== =======  ====== =======
   Earnings (loss) per share
     Basic.............................. $16.21 $27.04 $(12.79) $ 1.44 $(16.22)
                                         ====== ====== =======  ====== =======
     Diluted............................ $16.21 $27.04 $(12.79) $ 1.44 $(16.22)
                                         ====== ====== =======  ====== =======

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  Share options to purchase 6,335 ordinary shares and a warrant to purchase 20,115 "B' ordinary shares were outstanding at December 31, 1997, but were not included in the computation of EPS because their inclusion would be antidilutive.

10. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

  During the years ended September 30, 1995, 1996 and 1997, the Company had certain customers which individually account for more than 10% of total sales during such periods, as follows:

                                                                    YEAR ENDED
                                                                  SEPTEMBER 30,
                                                                  ----------------
                                                                  1995  1996  1997
                                                                  ----  ----  ----
   Customer A....................................................  15%   12%   21%
   Customer B....................................................  13%   12%   --
   Customer C.................................................... --     11%   --

  At September 30, 1997, customer A represented 36% of the net accounts receivable. No other customer represented 10% or more of such balance.

  In the normal course of business, the Company extends credit on open account to its customers. Extensions of credit are closely monitored and no significant credit losses have occurred during the years ended September 30, 1995, 1996 and 1997.

11. GEOGRAPHICAL INFORMATION

  The Company's sales, operating income and identifiable assets by geographic region were as follows (in thousands):

                                      UNITED  EUROPE (EXCLUDING  NORTH
                                      KINGDOM  UNITED KINGDOM)  AMERICA  TOTAL
                                      ------- ----------------- ------- -------
1995
Net sales............................ $16,394      $1,631        $ --   $18,025
Transfers between geographic areas...     910         --           --
                                      -------      ------        -----  -------
                                      $17,304      $1,631        $ --   $18,025
                                      =======      ======        =====  =======
Operating income..................... $ 1,447      $   23        $ --   $ 1,470
                                      -------      ------        -----  -------
Identifiable assets.................. $11,458      $  980        $ --   $12,438
                                      =======      ======        =====  =======
1996
Net sales............................ $19,327      $1,815        $ --   $21,142
Transfers between
geographic areas.....................   1,132         --           --
                                      -------      ------        -----  -------
                                      $20,459      $1,815        $ --   $21,142
                                      =======      ======        =====  =======
Operating income..................... $ 2,959      $ (211)       $ --   $ 2,748
                                      -------      ------        -----  -------
Identifiable assets.................. $10,801      $1,097        $ --   $11,898
                                      =======      ======        =====  =======
1997
Net sales............................ $19,891      $2,990        $ --   $22,881
Transfers between geographic areas...   2,069         --           --
                                      -------      ------        -----  -------
                                      $21,960      $2,990        $ --   $22,881
                                      =======      ======        =====  =======
Operating income..................... $ 1,583      $ (548)       $(445) $   590
                                      =======      ======        =====  =======
Identifiable assets.................. $12,961      $1,639        $ 259  $14,859
                                      =======      ======        =====  =======

                       LOUGHBOROUGH SOUND IMAGES LIMITED

  Net sales outside the United Kingdom of products manufactured and exported from the United Kingdom were $10,876,000, $11,732,000 and $14,357,000 for the years ended September 30, 1995, 1996 and 1997, respectively. Products are transferred between geographic areas on a basis intended to approximate the market value of such products.

12. EMPLOYEE BENEFITS

 Employee Savings Plan

  The Company has an employee savings plan which allows for contributions by the employees and the Company. The Company pays all general and administrative expenses of the plan. During the years ended September 30, 1995, 1996 and 1997, the Company made contributions of $450,000, $430,000 and $409,000, respectively.

 Employee Stock Ownership Plan

  In April of 1997, the Company established an employee stock ownership plan (the "ESOP") for the benefit of employees of the Company. The ESOP borrowed (Pounds)500,000 ($810,000) from a commercial bank and used the proceeds to purchase 2,358 shares of the Company's ordinary shares from a director of the Company at (Pounds)212 per share which was estimated to be the fair value of the Company's ordinary shares. The Company has guaranteed the debt of the ESOP and has placed in escrow cash in an equal amount of the debt. The Company has reflected the guaranteed ESOP debt and a corresponding amount of guaranteed ESOP obligations as a reduction of shareholders' equity in its consolidated balance sheet at September 30, 1997. None of the shares acquired had been allocated to the participants of the ESOP. Interest payments in 1997 were $35,000.

13. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases certain buildings and equipment under operating leases. Rent expense applicable to operating leases was $472,000, $530,000 and $872,000 for the years ended September 30, 1995, 1996 and 1997, respectively. At September 30, 1997, the future minimum lease payments required by operating leases were as follows (in thousands):

   1998................................................................. $ 1,034
   1999.................................................................     968
   2000.................................................................     922
   2001.................................................................     922
   2002.................................................................     520
   Thereafter...........................................................  14,820

 Litigation

  The Company is party to certain legal proceedings incidental to its business. Certain claims arising in the ordinary course of business have been filed or are pending against the Company. The Company accrues for claims that are both probable and for which expected loss can be reasonably estimated. Management believes that the resolution of any such claims will not materially affect the financial position or results of operations of the Company.

14. DISCONTINUED OPERATIONS

  In April 1997, the Company adopted a plan to discontinue its Video Multimedia Group ("VMG") operations in order to focus the Company's resources on its digital signal processing activities. The VMG

                       LOUGHBOROUGH SOUND IMAGES LIMITED
operations principally designed, manufactured and sold products for the videoconferencing industry. These activities operated as a distinct business segment the results of which have been separately disclosed as discontinued operations in the accompanying consolidated statements of operations. The VMG operations were fully abandoned by September 30, 1997. Sales of VMG were $189,000, $1,462,000 and $277,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

15. SUBSEQUENT EVENT--MERGER WITH MIZAR, INC.

  On November 17, 1997, the Company and Mizar, Inc. ("Mizar") executed a definitive agreement and plan of merger. The merger is contingent upon, among other matters, the approval of the shareholders of the Company. The merger, if completed, will be effected by Mizar issuing its common shares for each ordinary share of the Company in accordance with the exchange ratio set forth in the agreement and plan of merger. In addition, the warrants for the "B" ordinary shares discussed in Note 7 will be exercised and the proceeds used to redeem a portion of the preference shares, and outstanding options to purchase ordinary shares of the Company will be exchanged for options to purchase Mizar common stock based on the exchange ratio discussed above. The agreement contains provisions for the payment of expenses up to a maximum of $1.3 million by either party if certain conditions are met and the transaction is not completed.

                        PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements assume a business combination between Mizar and LSI accounted for on a pooling of interests basis. The pro forma combined condensed financial statements are based on the respective historical financial statements and the notes thereto, which are incorporated by reference or included elsewhere herein. The pro forma combined balance sheet combines Mizar's December 31, 1997 unaudited balance sheet with LSI's December 31, 1997 unaudited balance sheet. The pro forma combined condensed statements of operations combine Mizar's historical statements of operations for each of the three years in the period ended June 30, 1997 with the corresponding LSI historical statements of operations for each of the three years in the period ended September 30, 1997. The pro forma combined condensed statements of operations also combine Mizar's historical unaudited statements of operations for the six months ended December 31, 1997 and 1996 with the corresponding LSI historical unaudited statements of operations for the six months ended December 31, 1997 and 1996. The amounts included as LSI historical amounts have been reclassified to conform to classifications used by Mizar.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented, nor is the pro forma financial information necessarily indicative of future operating results or financial position.

  These pro forma combined condensed financial statements and the related notes should be read in conjunction with the historical financial statements and the related notes thereto of Mizar and LSI included elsewhere herein. See "Index to Financial Statements."

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                          COMBINED  ADJUSTMENTS  MIZAR     LSI
                                          --------  ----------- -------  -------
Cash and cash equivalents...............  $ 4,489     $   --    $ 3,664  $   825
Marketable securities, at fair value....    2,478      (4,062)    6,540      --
Accounts receivable.....................    5,552         --      1,422    4,130
Inventories.............................    5,517         --      2,669    2,848
Prepaid expenses and other..............    1,985         --        315    1,670
Deferred tax asset......................    1,103         --      1,103      --
                                          -------     -------   -------  -------
    Total current assets................   21,124      (4,062)   15,713    9,473
Plant and equipment--
  Buildings and equipment...............    6,310         --      2,021    4,289
  Furniture and fixtures................    3,274         --        325    2,949
                                          -------     -------   -------  -------
                                            9,584         --      2,346    7,238
  Less--accumulated depreciation........   (5,174)        --     (1,557)  (3,617)
                                          -------     -------   -------  -------
  Plant and equipment, net..............    4,410         --        789    3,621
Other assets............................       36         --         36      --
                                          -------     -------   -------  -------
Total assets............................  $25,570     $(4,062)  $16,538  $13,094
                                          =======     =======   =======  =======
Current liabilities--
  Accounts payable......................  $ 6,272     $ 2,500   $   826  $ 2,946
  Accrued compensation..................      389         --        389      --
  Current portion of debt...............      570         --        --       570
  Other current liabilities.............    2,094        (191)      742    1,543
                                          -------     -------   -------  -------
Total current liabilities...............    9,325       2,309     1,957    5,059
Deferred income taxes...................      617         --        --       617
Long-term debt, net of current portion..      825         --        --       825
                                          -------     -------   -------  -------
Total liabilities.......................   10,767       2,309     1,957    6,501
Preference shares.......................      --       (8,450)      --     8,450
Stockholders' equity--
  Common stock..........................      235          78        57      100
  Additional paid-in capital............   23,880       8,801    14,074    1,005
  Net unrealized loss on marketable
   securities...........................       (3)        --         (3)     --
  Cumulative translation adjustment.....      369         --        --       369
  Retained earnings (deficit)...........   (8,277)     (6,800)    1,044   (2,521)
                                          -------     -------   -------  -------
                                           16,204       2,079    15,172   (1,047)
  Less--treasury stock..................   (1,401)        --       (591)    (810)
                                          -------     -------   -------  -------
Total stockholders' equity..............   14,803       2,079    14,581   (1,857)
                                          -------     -------   -------  -------
Total liabilities and stockholders'
 equity.................................  $25,570     $(4,062)  $16,538  $13,094
                                          =======     =======   =======  =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

  YEAR ENDED JUNE 30, 1995 (MIZAR) AND THE YEAR ENDED SEPTEMBER 30, 1995 (LSI)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       COMBINED  ADJUSTMENTS  MIZAR     LSI
                                       --------  ----------- -------  -------
Net sales............................. $32,043      $ --     $14,018  $18,025
Cost of sales.........................  14,110        --       6,330    7,780
                                       -------      -----    -------  -------
Gross margin..........................  17,933        --       7,688   10,245
Operating expenses:
  Product development and
   engineering........................   5,414        --       1,577    3,837
  Sales and marketing.................   4,728        --       2,352    2,376
  General and administrative..........   3,230        --         872    2,358
  Loss on assets held for sale........     204        --         --       204
                                       -------      -----    -------  -------
Total operating expenses..............  13,576        --       4,801    8,775
                                       -------      -----    -------  -------
Operating income......................   4,357        --       2,887    1,470
Interest income.......................     117        --         112        5
Interest expense......................    (447)       --        (209)    (238)
Other, net............................     539        --          (5)     544
                                       -------      -----    -------  -------
Income from continuing operations
 before income taxes..................   4,566        --       2,785    1,781
Provision for income taxes............     899        --         131      768
                                       -------      -----    -------  -------
Income from continuing operations..... $ 3,667      $ --     $ 2,654  $ 1,013
                                       =======      =====    =======  =======
Net income per share from continuing
 operations:
  Basic............................... $  0.40        --     $  0.83  $ 16.21
                                       =======      =====    =======  =======
  Diluted............................. $  0.34        --     $  0.57  $ 16.21
                                       =======      =====    =======  =======
Weighted average shares outstanding:
  Basic...............................   9,118        --       3,203       63
                                       =======      =====    =======  =======
  Diluted.............................  11,204        --       4,803       63
                                       =======      =====    =======  =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

  YEAR ENDED JUNE 30, 1996 (MIZAR) AND THE YEAR ENDED SEPTEMBER 30, 1996 (LSI)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        COMBINED  ADJUSTMENTS  MIZAR     LSI
                                        --------  ----------- -------  -------
Net sales.............................  $35,194      $ --     $14,052  $21,142
Cost of sales.........................   15,778        --       6,680    9,098
                                        -------      -----    -------  -------
Gross margin..........................   19,416        --       7,372   12,044
Operating expenses:
  Product development and
   engineering........................    4,980        --       1,652    3,328
  Sales and marketing.................    5,040        --       2,385    2,655
  General and administrative..........    4,281        --         968    3,313
                                        -------      -----    -------  -------
Total operating expenses..............   14,301        --       5,005    9,296
                                        -------      -----    -------  -------
Operating income......................    5,115        --       2,367    2,748
Interest income.......................      491        --         485        6
Interest expense......................     (419)       --         (80)    (339)
Other, net............................       68        --          (5)      73
                                        -------      -----    -------  -------
Income from continuing operations
 before income taxes..................    5,255        --       2,767    2,488
Provision (benefit) for income taxes..      291        --        (507)     798
                                        -------      -----    -------  -------
Income from continuing operations.....  $ 4,964      $ --     $ 3,274  $ 1,690
                                        =======      =====    =======  =======
Net income per share from continuing
 operations:
  Basic...............................  $  0.47        --     $  0.72  $ 27.04
                                        =======      =====    =======  =======
  Diluted.............................  $  0.41        --     $  0.60  $ 27.04
                                        =======      =====    =======  =======
Weighted average shares outstanding
  Basic...............................   10,457        --       4,543       63
                                        =======      =====    =======  =======
  Diluted.............................   12,218        --       5,532       63
                                        =======      =====    =======  =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

  YEAR ENDED JUNE 30, 1997 (MIZAR) AND THE YEAR ENDED SEPTEMBER 30, 1997 (LSI)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       COMBINED  ADJUSTMENTS  MIZAR     LSI
                                       --------  ----------- -------  -------
Net sales............................. $34,388      $ --     $11,507  $22,881
Cost of sales.........................  15,295        --       5,929    9,366
                                       -------      -----    -------  -------
Gross margin..........................  19,093        --       5,578   13,515
Operating expenses:
  Product development and
   engineering........................   6,451        --       2,660    3,791
  Sales and marketing.................   5,740        --       1,780    3,960
  General and administrative..........   6,696        --       1,522    5,174
                                       -------      -----    -------  -------
Total operating expenses..............  18,887        --       5,962   12,925
                                       -------      -----    -------  -------
Operating income (loss)...............     206        --        (384)     590
Interest income.......................     611        --         595       16
Interest expense......................    (205)       --         --      (205)
Other, net............................      77        --         --        77
                                       -------      -----    -------  -------
Income from continuing operations
 before income taxes..................     689        --         211      478
Provision for income taxes............     397        --          32      365
                                       -------      -----    -------  -------
Income from continuing operations..... $   292      $ --     $   179  $   113
                                       =======      =====    =======  =======
Net income (loss) per share from
 continuing operations:
  Basic............................... $  0.03        --     $  0.04  $(12.79)
                                       =======      =====    =======  =======
  Diluted............................. $  0.02        --     $  0.03  $(12.79)
                                       =======      =====    =======  =======
Weighted average shares outstanding
  Basic...............................  10,594        --       4,950       60
                                       =======      =====    =======  =======
  Diluted.............................  11,793        --       5,475       60
                                       =======      =====    =======  =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          COMBINED  ADJUSTMENTS MIZAR    LSI
                                          --------  ----------- ------ -------
Net sales...............................  $17,116      $ --     $6,414 $10,702
Cost of sales...........................    7,724        --      3,144   4,580
                                          -------      -----    ------ -------
Gross margin............................    9,392        --      3,270   6,122
Operating expenses:
  Product development and engineering...    3,018        --      1,133   1,885
  Sales and marketing...................    2,466        --        912   1,554
  General and administrative............    2,742        --        634   2,108
                                          -------      -----    ------ -------
Total operating expenses................    8,226        --      2,679   5,547
                                          -------      -----    ------ -------
Operating income........................    1,166        --        591     575
Interest income.........................      287        --        284       3
Interest expense........................     (162)       --        --     (162)
Other, net..............................       39        --        --       39
                                          -------      -----    ------ -------
Income from continuing operations before
 income taxes...........................    1,330        --        875     455
Provision for income taxes..............      410        --         92     318
                                          -------      -----    ------ -------
Income from continuing operations.......  $   920      $ --     $  783 $   137
                                          =======      =====    ====== =======
Net income per share from continuing
 operations:
  Basic.................................  $  0.08        --     $ 0.16 $  2.19
                                          =======      =====    ====== =======
  Diluted...............................  $  0.07        --     $ 0.14 $  2.19
                                          =======      =====    ====== =======
Weighted average shares outstanding
  Basic.................................   10,881        --      4,966      63
                                          =======      =====    ====== =======
  Diluted...............................   12,485        --      5,575      63
                                          =======      =====    ====== =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        COMBINED  ADJUSTMENTS MIZAR     LSI
                                        --------  ----------- ------  -------
Net sales.............................. $17,657     $  --     $5,731  $11,926
Cost of sales..........................   7,602        --      2,933    4,669
                                        -------     ------    ------  -------
Gross margin...........................  10,055        --      2,798    7,257
Operating expenses:
  Product development and engineering..   3,361        --      1,191    2,170
  Sales and marketing..................   3,761        --      1,033    2,728
  General and administrative...........   2,988        --        712    2,276
                                        -------     ------    ------  -------
Total operating expenses...............  10,110        --      2,936    7,174
                                        -------     ------    ------  -------
Operating income (loss)................     (55)       --       (138)      83
Interest income........................     292        --        280       12
Interest expense.......................     (30)       --        --       (30)
Other, net.............................      70        --        --        70
                                        -------     ------    ------  -------
Income from continuing operations
 before income taxes...................     277        --        142      135
Provision (benefit) for income taxes...     (41)       --         25      (66)
                                        -------     ------    ------  -------
Income from continuing operations...... $   318     $  --     $  117  $   201
                                        =======     ======    ======  =======
Net income per share from continuing
 operations:
  Basic................................ $  0.03        --     $ 0.02  $(11.81)
                                        =======     ======    ======  =======
  Diluted.............................. $  0.03        --     $ 0.02  $(11.81)
                                        =======     ======    ======  =======
Weighted average shares outstanding:
  Basic................................  10,489        --      5,078       60
                                        =======     ======    ======  =======
  Diluted..............................  12,289        --      5,398       60
                                        =======     ======    ======  =======

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma combined financial statements give effect to the business combination between Mizar, Inc. and Loughborough Sound Images, Ltd. accounted for on a pooling-of-interests basis. The pro forma combined financial statements are based on the respective historical financial statements and the notes thereto. The pro forma combined balance sheet combines Mizar's and LSI's balance sheet as of December 31, 1997. The pro forma combined statements of operations combine Mizar's and LSI's historical statements of operations for each of the three years in the period ended June 30, 1997, and September 30, 1997, respectively, and the unaudited statements of operations for the six months ended December 31, 1997 and December 31, 1996. LSI's historical statements of operations for the years ended September 30, 1997 and 1996 include the same unaudited statement of operations information for the quarter ended September 30, 1997 and 1996, which is included in the six months ended December 31, 1997 and 1996.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been consummated at the beginning of the periods presented nor is it necessarily indicative of future operating results or financial position.

  These pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto of Mizar and LSI included or incorporated elsewhere herein. See "Index to Financial Statements."

  Adjustments to the pro forma combined statements of operations assume the merger of Mizar and LSI was consummated on July 1, 1994. The adjustments to the pro forma balance sheet assume the business combination was consummated on December 31, 1997. The business combination has been accounted for using the pooling-of-interests method of accounting. The following adjustments have been provided in connection with the business combination in accordance with Accounting Principles Board Opinion No. 16:

1) Reflecting the redemption of Preferred Shares held by Bank Holdings and the elimination of related interest expense. The amount of the redemption is $9,441,000 and is reflected as a reduction in marketable securities and as a reduction in the number of outstanding Preference Shares, retained earnings, and accrued liabilities.

2) The exercise of warrants for ordinary shares in LSI held by Bank Holdings. This adjustment is reflected as a $19,000 increase in common stock, a $5,360,000 increase in paid-in-capital and a $5,379,000 increase in marketable securities. The issuance of shares of Mizar Common Stock in exchange for the outstanding shares of LSI is reflected as a $59,000 increase to common stock and a decrease in paid-in-capital.

3) The accrual of expenses related to the business combination of $2,500,000. This accrual is reflected as an increase in accounts payable and a reduction in retained earnings. This charge will be reflected as an expense in the first accounting period immediately following the consummation of the business combination.

4) Retained earnings has been decreased and paid in capital has been increased for a $3,500,000 compensation expense entry related to certain variable options of LSI. This non-cash charge will be reflected as an expense in the first accounting period immediately following the consummation of the combination.

                                              PROFORMA ADJUSTMENTS
                         ------------------------------------------------------------------
                         MARKETABLE SECURITIES   ACCRUED LIABILITIES     PREFERENCE SHARES
                         ----------------------  ---------------------  -------------------
                           DEBIT      CREDIT       DEBIT     CREDIT      DEBIT     CREDIT
                         ---------- -----------  --------- -----------  --------- ---------
  Adjustment 1..........        --       (9,441)       191         --       9,250
                                                                              --       (505)
                                                                                       (295)
  Adjustment 2..........      5,379         --         --          --         --        --
  Adjustment 3..........        --          --         --       (2,500)       --        --
  Adjustment 4..........        --          --         --          --         --        --
                         ---------- -----------   -------- -----------  ---------  --------
  Total.................      5,379      (9,441)       191      (2,500)     9,250      (800)
                         ========== ===========   ======== ===========  =========  ========
  Net Adjustment........        --       (4,062)       --       (2,309)     8,450       --
                         ========== ===========   ======== ===========  =========  ========
                                                   ADDITIONAL PAID-
                              COMMON STOCK            IN CAPITAL        RETAINED EARNINGS
                         ----------------------  ---------------------  -------------------
                           DEBIT      CREDIT       DEBIT     CREDIT      DEBIT     CREDIT
                         ---------- -----------  --------- -----------  --------- ---------
  Adjustment 1..........        --          --         --          --         505       --
                                                                              295
  Adjustment 2..........        --          (19)        59      (5,360)
                                            (59)
  Adjustment 3..........        --                     --          --       2,500       --
  Adjustment 4..........        --          --         --       (3,500)     3,500       --
                         ---------- -----------   -------- -----------  ---------  --------
  Total.................        --          (78)        59      (8,860)     6,800       --
                         ========== ===========   ======== ===========  =========  ========
  Net Adjustment........        --          (78)       --       (8,801)     6,800       --
                         ========== ===========   ======== ===========  =========  ========

                                 Exhibit Index
                                 -------------

2.1 Share Purchase Agreement (the "Purchase Agreement") dated as of November 17, 1997, between Mizar, Inc. and Loughborough Sound Images PLC.
2.2 Letter Agreement dated March 24, 1998 between Mizar, Inc. and Loughborough Sound Images Limited (f/k/a Loughborough Sound Images PLC), amending the Purchase Agreement.